Exhibit 2.2

AGREEMENT AND PLAN OF MERGER
OF
SHOCK INC.,

a Delaware corporation
INTO
MINN SHARES INC.,
a Delaware corporation

This Agreement AND PLAN of Merger (this “Agreement”), is dated November 23, 2016, by and between Shock Inc., a Delaware corporation (the “Merging Corporation”), and Minn Shares Inc., a Delaware corporation (the “Surviving Corporation”). The Merging Corporation together with the Surviving Corporation are sometimes referred to herein as the “Constituent Corporations”.

Article 1
MERGER OF COMPANIES

Section 1.1 Constituent Corporations. The names and addresses of the Constituent Corporations are:

(a)       Shock Inc., a Delaware corporation is located at 2415 Annapolis Lane, Suite 100, Plymouth, Minnesota 55441.

(b)       Minn Shares Inc., a Delaware corporation is located at 2415 Annapolis Lane, Suite 100, Plymouth, Minnesota 55441.

Section 1.2 Merger. The Constituent Corporations shall be combined by the merger of Merging Corporation with and into Surviving Corporation, with Surviving Corporation as the surviving entity (the “Merger”), pursuant to the applicable provisions of the Delaware General Corporation Law, as amended (“DGCL”).

Section 1.3 The Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid Constituent Corporations in accordance with Section 251 of the DGCL. Approval of the Surviving Corporation stockholders is not required to adopt this Agreement and consummate the transactions contemplated hereby because the Merger will be consummated pursuant to Section 251(f) of the DGCL.

Section 1.4 The Plan of Merger is on file at the offices of Surviving Corporation, located at 2415 Annapolis Lane, Suite 100, Plymouth, Minnesota 55441. A copy of the Agreement and Plan of Merger will be provided by the Surviving Corporation upon request and without cost to any member of the Constituent Companies.

Article 2
MEANS OF EFFECTING MERGER;
CONVERTING MEMBERSHIP INTERESTS

Section 2.1 The Merger. The Merger shall become effective on the date on which the Certificate of Merger has been filed with the Delaware Secretary of State (the “Effective Date”). On the Effective Date, the Merging Corporation shall be merged with and into the Surviving Corporation in accordance with the provisions of the DGCL, whereupon the separate corporate existence of Merging Corporation shall cease, and Surviving Corporation shall alone continue in existence as the Surviving Corporation. All transactions after the Effective Date shall be deemed transactions of and for the account of Surviving Corporation as Surviving Corporation.

Section 2.2 Succession. As of the Effective Date, Surviving Corporation shall succeed to and possess all rights, privileges, powers, franchises, assets, property, and immunities of both Constituent Corporations. The title to any real property or any interest therein vested by deed or otherwise in either constituent company shall not revert or be in any way impaired by reason of the Merger. Further provided, all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all debts, liabilities, and duties of either of the Constituent Corporations shall become those of Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by Surviving Corporation.

Section 2.3 Instruments of Further Assurance. If at any time after the Effective Date, Surviving Corporation shall determine or be advised that any instrument of further assurance is needed in order to evidence the vesting in it of the title of any of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers of the Constituent Corporations are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all acts or things, in the name of the Constituent Corporations, as may be required or desirable to carry out the provisions of this Agreement.

2.4       Conversion and Continued Existence of Shares.

(a)       Conversion of Shock Inc. Shares. All issued and outstanding shares of common stock of Shock Inc. immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, convert into 2,244,936 common shares of Minn Shares Inc., as the Surviving Corporation, and be issued to the stockholders of Shock Inc. as follows: (i) 1,232,514 shares to John Yeros, (ii) 506,211 shares to Randy Gilbert and (iii) 506,211 shares to Kirk Honour.

(b)       Continued Existence of Minn Shares Inc. Shares. The issued and outstanding common shares of Minn Shares Inc. immediately prior to the Effective Date shall, by virtue of the Merger, and without any action on the part of the holder thereof, remain in existence.

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Article 3
ORGANIZATION OF THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Surviving Corporation will be the existing Certificate of Incorporation and Bylaws of Surviving Corporation in effect prior to the Effective Date until thereafter amended in accordance with applicable law.

Section 3.2 Board of Directors and Officers of Surviving Corporation. The Board of Directors and officers of Surviving Corporation prior to the Effective Date will remain the Board of Directors and officers of Surviving Corporation after the Effective Date.

[Signature page follows]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement and Plan of Merger to be signed by its duly authorized representative, all as of the date first above written.

Shock Inc.,		Minn Shares Inc.,
a Delaware corporation		a Delaware corporation

/s/ Kirk S. Honour		/s/ John P. Yeros
By:	Kirk S. Honour	By:	John P. Yeros
Its:	President	Its:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]